Exhibit 15.2
January 28, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated November 8, 2010, August 5, 2010 and May 7, 2010 on our reviews of interim financial information of Tenneco, Inc. for the three and nine month periods ended September 30, 2010, the three and six month periods ended June 30, 2010 and the three month period ended March 31, 2010, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended September 30, 2010, June 30, 2010 and March 31, 2010 are incorporated by reference in its Registration Statement on Form S-4 dated January 28, 2011.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP